                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                            (Amendment No.       )*
                                          ------

                             CLARUS CORPORATION
                     ----------------------------------
                              (Name of Issuer)

                                  Common
                     ----------------------------------
                       (Title of Class of Securities)

                                182707 10 9
                     ----------------------------------
                              (CUSIP Number)

   Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))


                              Page 1 of 15 Pages

CUSIP No. 182707 10 9                 13G                 Page 2 of 15 Pages

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     Sutter Hill Ventures, A California Limited Partnership    77-0287059
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     USA
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting Power
 Beneficially                     498,474
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                  498,474
                             --------------------------------------------------
                              (8) Shared Dispositive Power

-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     498,474
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     4.6
-------------------------------------------------------------------------------
(12) Type of Reporting Person*

     PN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 182707 10 9                 13G                 Page 3 of 15 Pages

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     TOW Partners, A California Limited Partnership    77-0155181
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     USA
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting Power
 Beneficially                     46,412
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                  46,412
                             --------------------------------------------------
                              (8) Shared Dispositive Power

-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     46,412
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     .4
-------------------------------------------------------------------------------
(12) Type of Reporting Person*

     PN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 182707 10 9                 13G                 Page 4 of 15 Pages

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     David L. Anderson    ###-##-####
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     USA
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting Power
 Beneficially                     60,078
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With                      498,474
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                  60,078
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                  498,474
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     558,552
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*  /X/

     See Exhibit A
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     5.1
-------------------------------------------------------------------------------
(12) Type of Reporting Person*

     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 182707 10 9                 13G                 Page 5 of 15 Pages

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     G. Leonard Baker, Jr.    ###-##-####
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     USA
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting Power
 Beneficially                     60,077
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With                      498,474
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                  60,077
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                  498,474
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     558,551
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     5.1
-------------------------------------------------------------------------------
(12) Type of Reporting Person*

     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 182707 10 9                 13G                 Page 6 of 15 Pages

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     William H. Younger, Jr.    ###-##-####
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     USA
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting Power
 Beneficially                     37,989
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With                      498,474
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                  37,989
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                  498,474
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     536,463
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     4.9
-------------------------------------------------------------------------------
(12) Type of Reporting Person*

     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 182707 10 9                 13G                 Page 7 of 15 Pages

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     Tench Coxe    ###-##-####
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     USA
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting Power
 Beneficially                     21,810
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With                      498,474
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                  21,810
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                  498,474
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     520,284
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     4.8
-------------------------------------------------------------------------------
(12) Type of Reporting Person*

     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 182707 10 9                 13G                 Page 8 of 15 Pages

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     Paul M. Wythes    ###-##-####
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     USA
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting Power
 Beneficially                     57,488
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With                      498,474
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                  57,488
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                  498,474
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     555,962
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     5.1
-------------------------------------------------------------------------------
(12) Type of Reporting Person*

     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 182707 10 9                 13G                 Page 9 of 15 Pages

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     Anvest, L.P.    77-0337953
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     USA
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting Power
 Beneficially                     5,496
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                  5,496
                             --------------------------------------------------
                              (8) Shared Dispositive Power

-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     5,496
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     .1
-------------------------------------------------------------------------------
(12) Type of Reporting Person*

     PN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 182707 10 9                 13G                 Page 10 of 15 Pages

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     Saunders Holdings, L.P.    77-0337944
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     USA
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting Power
 Beneficially                     9,022
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                  9,022
                             --------------------------------------------------
                              (8) Shared Dispositive Power

-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     9,022
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     .1
-------------------------------------------------------------------------------
(12) Type of Reporting Person*

     PN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                                          Page 11 of 15 Pages


ITEM 1(A).  NAME OF ISSUER

            Clarus Corporation
-------------------------------------------------------------------------------

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

            3950 Johns Creek Court
            Suwanee, GA 30024
-------------------------------------------------------------------------------

ITEM 2(A).  NAME OF PERSON(S) FILING

            Exhibit A is hereby incorporated by reference
-------------------------------------------------------------------------------

ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

            See Exhibit A
-------------------------------------------------------------------------------

ITEM 2(C).  CITIZENSHIP

            See Exhibit A
-------------------------------------------------------------------------------

ITEM 2(D).  TITLE OF CLASS OF SECURITIES

            Common
-------------------------------------------------------------------------------


ITEM 2(E).  CUSIP NUMBER

            182707 10 9
-------------------------------------------------------------------------------


ITEM 3.  IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B),
  CHECK WHETHER THE PERSON FILING IS A       N/A

    (a) / / Broker or Dealer registered under Section 15 of the Act

    (b) / / Bank as defined in section 3(a)(6) of the Act

    (c) / / Insurance Company as defined in section 3(a)(19) of the Act

    (d) / / Investment Company registered under section 8 of the Investment Company Act

    (e) / / Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

    (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)

    (g) / / Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G) (Note: See Item 7)

    (h) / / Group, in accordance with Rule 13d-1(b)(1)(ii)(H)

                                                          Page 12 of 15 Pages

ITEM 4.  OWNERSHIP

    (a) Amount Beneficially Owned:
    (b) Percent of Class:

                 See Exhibit A which is hereby incorporated by reference
                 and related pages 2 to 15
    ---------------------------------------------------------------------------

    (c) Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote
         (ii) shared power to vote or to direct the vote
        (iii) sole power to dispose or to direct the disposition of
         (iv) shared power to dispose or to direct the disposition of

                  See Exhibit A and related pages 2 to 15 Messrs. Anderson, Baker, Younger, Coxe and Wythes are the managing directors of the general partner of Sutter Hill Ventures and as such share the voting and disposition powers over the shares held by the partnership. Mr. Wythes is the general partner of TOW Partners, and he has voting and disposition powers over shares held by the partnership. Mr. Anderson is the general partner of Anvest L.P., and Mr. Baker is the general partner of Saunders Holdings, L.P. and they have voting and disposition powers over the shares held by the respective partnerships.
              -----------------------------------------------------------------

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         N/A
-------------------------------------------------------------------------------

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         N/A
-------------------------------------------------------------------------------

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         N/A
-------------------------------------------------------------------------------

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         N/A
-------------------------------------------------------------------------------

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         N/A
-------------------------------------------------------------------------------


ITEM 10. CERTIFICATION

    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                                          Page 13 of 15 Pages

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

    We, the undersigned, hereby express our agreement that the attached
Schedule 13G is filed on behalf of each of us.

                                SUTTER HILL VENTURES, A California
                                Limited Partnership

                                By:  /s/ G. Leonard Baker, Jr.
                                   ------------------------------------------
                                Title: Managing Director of the General Partner

                                /s/ David L. Anderson
                                ----------------------------------------------
                                David L. Anderson

                                /s/ G. Leonard Baker, Jr.
                                ----------------------------------------------
                                G. Leonard Baker, Jr.

                                /s/ William H. Younger, Jr.
                                ----------------------------------------------
                                William H. Younger, Jr.

                                /s/ Tench Coxe
                                ----------------------------------------------
                                Tench Coxe

                                TOW Partners, A California Limited Partnership

                                By:  /s/ Paul M. Wythes
                                   ------------------------------------------
                                Title:  General Partner

                                /s/ Paul M. Wythes
                                ----------------------------------------------
                                Paul M. Wythes

                                Anvest, L.P.

                                By: /s/ David L. Anderson
                                   ------------------------------------------
                                Title:  General Partner

                                Saunders Holdings, L.P.

                                By: /s/ G. Leonard Baker, Jr.
                                   ------------------------------------------
                                Title:  General Partner

                                                          Page 14 of 15 Pages

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints G. Leonard Baker, Jr., William H. Younger, Jr., Sherryl W. Hossack, as one of them as his true and lawful attorneys-in-fact and agents, with full power of substitution and re substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Schedule 13G, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue thereof.

    After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

    2/5/99                      SUTTER HILL VENTURES, A California
-----------------------------   Limited Partnership
Date

                                By:  /s/ G. Leonard Baker, Jr.
                                   ------------------------------------------
                                Title: Managing Director of the General Partner


                                /s/ David L. Anderson
                                ----------------------------------------------
                                David L. Anderson

                                /s/ G. Leonard Baker, Jr.
                                ----------------------------------------------
                                G. Leonard Baker, Jr.


                                /s/ William H. Younger, Jr.
                                ----------------------------------------------
                                William H. Younger, Jr.


                                /s/ Tench Coxe
                                ----------------------------------------------
                                Tench Coxe


                                TOW Partners, A California Limited Partnership


                                By:  /s/ Paul M. Wythes
                                   ------------------------------------------
                                Title:  General Partner


                                /s/ Paul M. Wythes
                                ----------------------------------------------
                                Paul M. Wythes


                                Anvest, L.P.


                                By: /s/ David L. Anderson
                                   ------------------------------------------
                                Title:  General Partner

                                Saunders Holdings, L.P.


                                By: /s/ G. Leonard Baker, Jr.
                                   ------------------------------------------
                                Title:  General Partner

                                                          Page 15 of 15 Pages


EXHIBIT A TO SCHEDULE 13G - CLARUS CORPORATION



                                         Aggregate Number of            % of
Name of Originator                     Share Beneficially Owned      Total Shares
------------------                    ---------------------------    ------------
                                      Individual       Aggregate
                                      ----------       ---------
Sutter Hill Ventures,
A California Limited Partnership       498,474                           4.6%

TOW Partners,
A California Limited Partnership        46,412                           0.4%

David L. Anderson                       54,582                           0.5%
                                                        558,552          5.1%

Anvest, L.P.                             5,496                           0.1%

G. Leonard Baker, Jr.                   51,055                           0.5%
                                                        558,551          5.1%

Saunders Holdings, L.P.                  9,022                           0.1%

William H. Younger, Jr.                 37,989                           0.3%
                                                        536,463          4.9%

Tench Coxe                              21,810                           0.2%
                                                        520,284          4.8%

Paul M. Wythes                          11,076                           0.1%
                                                        555,962          5.1%


The address for all of the above is:  755 Page Mill Road, Suite A-200,
                                      Palo Alto, CA 94304

The four partnerships are organized in California and the individuals are all U.S. citizens and residents.

None of the above have been convicted in any criminal proceedings nor have they been subject to judgements, decrees, or final orders enjoining future violations of Federal or State securities laws.

All of the parties are individuals in the venture capital business.